UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 29, 2006
H&E Equipment Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51759	81-0553291

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11100 Mead Road, Suite 200, Baton
Rouge, Louisiana		70816

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (225) 298-5200
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
On November 30, 2006, representatives of H&E Equipment Services, Inc. (the “Company”) began making presentations to investors using slides containing the information attached to this Current Report on Form 8-K as Exhibit 99.1. The fact that these presentation materials are being furnished should not be deemed an admission as to the materiality of any information contained therein. The information contained in the slides is summary information that is intended to be considered in the context of our Securities and Exchange Commission filings and other public announcements that we have made or may make, by press release or otherwise, from time to time. We undertake no duty or obligation to publicly update or revise the information contained in this Current Report.
This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.
Note Regarding Presentation of Non-GAAP Financial Measures
The financial data contained in the presentation materials includes non-GAAP financial measures, including “EBITDA” and “Adjusted EBITDA.” We define EBITDA as net income (loss) from continuing operations before interest expense, income taxes, and depreciation and amortization. We define Adjusted EBITDA for the nine month period ended September 30, 2006, as EBITDA as adjusted for (1) the $8.0 million fees paid in connection with the termination of a management services agreement that was recorded in the first quarter ended March 31, 2006 and (2) the $40.8 million loss on the early extinguishment of debt in connection with our refinancing, which was completed on August 4, 2006 and recorded in the third quarter ended September 30, 2006. For the year ended December 31, 2003, we define Adjusted EBITDA as EBITDA as adjusted for the $17.4 million loss from litigation.
We use EBITDA and Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. We also believe that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate a company’s overall operating performance. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and you should not consider these measures in isolation, or as substitutes for analysis of our results as reported under GAAP. We find EBITDA and Adjusted EBITDA useful tools to assist us in evaluating performance because they eliminate items related to capital structure, taxes and non-cash charges. The items that we have eliminated in determining EBITDA and Adjusted EBITDA are interest expense, income taxes, depreciation of fixed assets, which includes rental equipment and property and equipment, and amortization of intangible assets and, in the case of Adjusted EBITDA, as EBITDA as adjusted for (1) the management services agreement termination fee that was recorded in the first quarter ended March 31, 2006 and (2) the loss recorded in the third quarter ended September 30, 2006 on the early extinguishment of debt. However, some of these eliminated items are significant to our business. For example, (i) interest expense is a necessary element of our costs and ability to generate revenue because we incur a significant amount of interest expense related to our outstanding indebtedness; (ii) payment of income taxes is a necessary element of our costs; and (iii) depreciation is a necessary element of our costs and ability to generate revenue because rental equipment is the single largest component of our total assets and we recognize a significant amount of depreciation expense over the estimated useful life of this equipment. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of fixed assets on our balance sheet has material limitations as a performance measure. In light of the foregoing limitations, we do not rely solely on EBITDA and Adjusted EBITDA as performance measures and also consider our GAAP results. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures used by other companies.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1	Investor relations slide show presentation in use beginning November 30, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&E Equipment Services, Inc.
November 29, 2006	By:	/s/ Leslie S. Magee
		Name:	Leslie S. Magee
		Title:	Chief Financial Officer

Exhibit Index

Exhibits	Description of Exhibit

99.1	Investor relations slide show presentation in use beginning November 30, 2006.